                                                                    EXHIBIT 99.7
                                              (SCHEDULE OF DIFFERENCES ATTACHED)

                   PRIVATE SECURITIES SUBSCRIPTION AGREEMENT
                   COMFORCE CORPORATION/GLOBAL GROWTH LIMITED

                                                               February 27, 1997


         THIS PRIVATE SECURITIES SUBSCRIPTION AGREEMENT (hereinafter the "Agreement") has been executed by the undersigned in connection with the sale in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), of certain Subordinated Convertible Debentures (hereinafter the "Debentures") of COMFORCE Corporation, 2001 Marcus Avenue, Lake Success, New York, 11042, a corporation organized under the laws of Delaware (hereinafter "SELLER") to Global Growth Limited, located at 27 Wellington Road, Cork, Ireland, a corporation organized under the laws of Nevis, West Indies (hereinafter "BUYER"). SELLER and BUYER (hereinafter collectively the "parties") each hereby represents, warrants and agrees as follows:


1.       AGREEMENT TO SUBSCRIBE; PURCHASE PRICE

         (i) SELLER and BUYER are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission under the Securities Act;

         (ii) BUYER hereby subscribes for Five Hundred Thousand Dollars ($500,000) U.S. principal amount of Debentures, redeemable at the option of SELLER or convertible into shares of SELLER'S common stock or cash by BUYER in accordance with the terms set forth in the form of Debenture attached as Exhibit A to this Agreement. BUYER'S subscription is part of a maximum placement of up to Twenty-Five Million U.S. Dollars ($25,000,000) aggregate principal amount of Debentures, which amount is inclusive of up to Three Million Seven Hundred Thirty-Seven Thousand Five Hundred U.S. Dollars ($3,737,500) of Debentures which may be issued by SELLER in connection with the repurchase by SELLER of SELLER'S outstanding Series F Convertible Preferred Shares.

         (iii) In addition to the Debentures, BUYER may receive a number of three year warrants ("Warrants") to purchase shares of the common stock of SELLER, as provided in Section 5 hereof. The shares of SELLER'S common stock underlying the Debentures and the Warrants are hereinafter collectively referred to as the "Common Shares." The Debentures, Warrants, and the Common Shares

Mr. John MacGregor:                                           February 25, 1997
COMFORCE Corporation/Global Growth Limited                               Page 2


         underlying the Debentures and Warrants are collectively referred to as the "Securities".

         (iv) BUYER shall pay the purchase price by delivering to an escrow agent, at the Closing, as defined in Section 8 hereof, either:

                 a) Same day funds payable in United States Dollars, to be delivered to the order of SELLER upon delivery of the Debentures; or

                 b) Original Series F Convertible Preferred Share certificate(s) in the name of BUYER, having an aggregate face
                 value equal to $   _________, to be delivered to SELLER upon
                 delivery of the Debentures. Any accrued but unpaid dividends on said Series F certificates will be paid to BUYER in cash upon the later of Closing or March 1, 1997.


2.       BUYER'S REPRESENTATIONS AND AGREEMENTS

BUYER represents, warrants and agrees as follows:

         (i) BUYER understands that the Securities have not been registered under the Securities Act, or any other applicable securities law, and, accordingly, that they may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of unless registered pursuant to, or in a transaction exempt from registration under, the Securities Act and any other applicable securities law;

         (ii) BUYER is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3), or (7) of Regulation D (an "Accredited Investor") that is acquiring the Securities either for its own account or as a fiduciary or agent for one or more institutional accounts as to which it exercises sole discretion, each of which is an Accredited Investor. BUYER has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities. BUYER has had a reasonable opportunity to ask questions of and receive answers from SELLER concerning SELLER and the offering of the Securities. BUYER is not subscribing for the Debentures or Securities as a result of or pursuant to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio. BUYER is aware that it (or such institutional account) may be required to bear the economic risk of an investment in the Securities for an indefinite period, and it (or such institutional account ) is able to bear such risk for an indefinite period;

         (iii) BUYER is acquiring the Securities for its own account or for one or more institutional accounts as described in Paragraph 2(ii) hereof, in each case for
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Mr. John MacGregor:                                           February 25, 1997
COMFORCE Corporation/Global Growth Limited                               Page 3



         investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof (subject to any requirement of law that the disposition of its property or the property of such institutional account or accounts remain within its or their control). BUYER agrees on its own behalf and on behalf of any such institutional account for which it is acquiring the Securities to offer, sell or otherwise transfer any of the Securities only to Accredited Investors (subject to any requirement of law that the disposition of its property or the property of such institutional account or accounts remain within its or their control) in conformity with the Securities Act and any other applicable securities law and with the restrictions on transfer set forth on the certificate(s) evidencing the Securities. BUYER acknowledges that each certificate evidencing the Debentures and Warrants shall bear a legend substantially to the effect of the foregoing paragraphs 2(i) and 2(ii) and this paragraph 2(iii). Such legends shall be in substantially the following form:

         (A)     For the Debentures:

         "NEITHER THIS DEBENTURE NOR ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS DEBENTURE NOR ANY SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY BE OFFERED OR SOLD, TRANSFERRED PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION. THE HOLDER OF THIS CERTIFICATE IS THE BENEFICIARY OF CERTAIN OBLIGATIONS OF THE COMPANY SET FORTH IN A PRIVATE SECURITIES SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY
         AND GLOBAL GROWTH LIMITED DATED FEBRUARY 25, 1997. A COPY OF THE PORTION OF THE AFORESAID SUBSCRIPTION AGREEMENT EVIDENCING SUCH OBLIGATIONS MAY BE OBTAINED FROM THE COMPANY'S EXECUTIVE OFFICES."

         (B)  For the Warrants:

         "NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY SECURITIES ISSUABLE UPON THE EXERCISE HEREOF MAY BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR
         OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM
         SUCH REGISTRATION. THE HOLDER OF THIS CERTIFICATE IS THE BENEFICIARY OF CERTAIN OBLIGATIONS OF THE COMPANY SET FORTH IN A PRIVATE
         SECURITIES SUBSCRIPTION AGREEMENT BETWEEN THE COMPANY AND GLOBAL GROWTH LIMITED DATED FEBRUARY 25, 1997. A COPY OF THE PORTION OF THE AFORESAID SUBSCRIPTION AGREEMENT EVIDENCING SUCH OBLIGATIONS MAY BE OBTAINED FROM THE COMPANY'S EXECUTIVE OFFICES."

         (iv) BUYER acknowledges that SELLER or any transfer agent of SELLER shall register the transfer or exchange of any of the Debentures or Warrants only upon receipt of the certificate(s) evidencing such Debentures or Warrants with the

Mr. John MacGregor:                                           February 25, 1997
COMFORCE Corporation/Global Growth Limited                               Page 4




         transfer notice set forth thereon appropriately completed and upon receipt in writing from the transferee or the recipient of such Debentures or Warrants in such transfer or exchange (as the case may be) of a certificate setting forth the representations in Paragraph 2 hereof;

         (v) If BUYER is acquiring any of the Securities as fiduciary or agent for one or more institutional accounts, BUYER represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such institutional account;

         (vi) BUYER acknowledges that SELLER and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and further agrees that if, prior to the closing, any of such acknowledgments, representations and agreements made by BUYER are no longer accurate, BUYER will promptly notify SELLER;

         (vii) BUYER has received all information necessary to make an informed business decision with respect to an investment in the Securities, including but not limited to SELLER'S latest Form 10-Q, its S-1 Registration Statement filed February 3, 1997, and the Private Placement Memorandum prepared by SELLER dated February 24, 1997.

         (viii) This Agreement has been duly authorized, validly executed, and delivered on behalf of BUYER and is a valid and binding agreement enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

         (ix) BUYER has no existing short position with respect to the common stock of SELLER and agrees not to engage in any short sales or other hedging transactions with respect to SELLER'S common stock; provided however, that BUYER may enter into such transactions involving a number of common shares not to exceed the number of Common Shares for which a notice of conversion or election to purchase has been submitted to SELLER in connection with the Debentures and Warrants, respectively.


3.      SELLER'S REPRESENTATIONS AND AGREEMENTS

SELLER represents, warrants and agrees as follows:

         (i) SELLER has not conducted any general solicitation or general advertising (as defined in Regulation D) with respect the Securities;
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Mr. John MacGregor:                                            February 25, 1997
COMFORCE Corporation/Global Growth Limited                                Page 5




         (ii) The Securities, when issued and delivered, will be duly and validly authorized and issued, and with respect to the Common Shares will be fully-paid and nonassessable and will not subject the holders thereof to personal liability by reason of being such holders. There are no preemptive rights of any shareholder of SELLER with respect to the Securities;

         (iii) This Agreement has been duly authorized, validly executed and delivered on behalf of SELLER and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

         (iv) The execution and delivery of this Agreement and the consummation of the issuance of the Securities and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by SELLER of any of the terms or provisions of, or constitute a default under, the articles of incorporation (or charter) or bylaws of SELLER, or any indenture, mortgage, deed of trust or other material agreement or instrument to which SELLER is a party or by which it or any of its properties or assets are bound, or any existing applicable decree, judgment or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdiction over SELLER or any of its properties or assets;

         (v) No authorization, approval or consent of or filing with any federal, state or local governmental body of the United States is legally required for the issuance and sale of the Securities as contemplated by this Agreement;

         (vi) The information provided by or on behalf of SELLER to BUYER and referred to in Section 2(vii) of this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are made, not misleading. Since February 3, 1997, the date of SELLER'S most recent S-1 Registration Statement, there has been no material adverse development in the business, properties, operations, financial condition or results of operations of SELLER, except as disclosed in the documents referred to in Section 2(vii) hereof; and

         (vii) SELLER will issue one or more certificates representing the Debentures in the name of BUYER in such denominations to be specified by BUYER prior to closing. The Debentures will bear the restrictive legend specified in Section 2(iii) of this Agreement. SELLER further warrants that no instructions other than these instructions and stop transfer instructions to give effect to Section 2(i) hereof will be given to the transfer agent and also warrants that the Debentures shall otherwise be transferable on the books and records of SELLER as and to the extent provided in this Agreement, subject to compliance with federal and state

Mr. John MacGregor:                                            February 25, 1997
COMFORCE Corporation/Global Growth Limited                                Page 6



         securities laws. Nothing in this Section shall affect in any way BUYER'S obligations and agreement to comply with all applicable securities laws upon resale of the Securities.


4.       DEBENTURES.

         (i) The Debentures will bear interest at the rate of eight percent (8%) per annum during the 180 day period following the Closing, and thereafter, ten percent (10%) per annum continuing until the Debentures have been fully redeemed or converted. Interest on the Debentures shall be payable quarterly in arrears, on the outstanding principal amount thereof, in cash or in shares of SELLER'S common stock, at SELLER'S option. If SELLER elects to pay the interest in common stock, the valuation of such common stock will be based upon the average closing bid price of SELLER'S common stock, as reported by Bloomberg, L.P., over the five-trading day period ending on the day preceding the date interest becomes due. Upon redemption or conversion of the Debentures, all accrued but unpaid interest will be added to the principal amount of Debentures redeemed by SELLER or converted by BUYER;

         (ii) Any Debentures left outstanding on the 360th day following Closing will be automatically converted into Common Shares or, at the option of SELLER, cash equal to 125% of the principal amount of the outstanding Debentures;

         (iii) Any Debentures redeemed by SELLER shall be redeemed in cash at a premium to the principal amount thereof, which premium shall increase in time according to the date of such redemption by SELLER as set forth in the form of Debenture annexed hereto as Exhibit A;

         (iv) The Debentures may be converted in whole or in part, at the option of BUYER, beginning 181 days following Closing. SELLER shall have the option, subject to the terms of Section 4(v) following, to make the requested conversion in either cash or Common Shares. Any such conversion paid in cash shall be payable at 125% of the principal amount of the portion of the Debenture to be converted, including any accrued but unpaid interest thereon. If SELLER elects to convert the Debenture into Common Shares, the number of Common Shares issuable upon conversion shall be determined by dividing the principal amount of Debentures to be converted plus all accrued but unpaid interest thereon, minus any required withholding, by 75% of the average closing bid price of SELLER'S common stock over the five (5) trading day period ending on the day prior to conversion;

Mr. John MacGregor:                                            February 25, 1997
COMFORCE Corporation/Global Growth Limited                                Page 7




         (v) SELLER may issue no more than Two Million Five Hundred Thousand (2,500,000) Common Shares upon conversion of the Debentures and the exercise of the Warrants. In the event the aforesaid limit is reached before BUYER has converted all of its Debentures, SELLER shall honor any subsequent conversion requests in cash equal to 125% of the principal amount of Debentures converted. Notwithstanding the foregoing, the 2.5 million share limit may be increased to 3.5 million shares if either: (i) SELLER'S shareholders approve the increase; (ii) the American Stock Exchange ("AMEX") waives its requirement that said increase be approved by SELLER'S shareholders, or advises SELLER that shareholder approval is not required; or (iii) SELLER changes the listing of its common stock from AMEX to either the New York Stock Exchange ("NYSE") or the National Association of Securities Dealers Automated Quotation System ("Nasdaq") under circumstances in which shareholder approval is not required.

         (vi) The Debentures will be subordinate to the terms and conditions of revolving credit or other bank financing in favor of SELLER.
         SELLER covenants and agrees that the total credit to be extended by lenders senior to the purchasers of the Debentures offered hereby shall not exceed $12.5 million, and that SELLER will take reasonable steps to avoid defaulting on any senior debt during the term of the Debentures, including all reasonable steps to cause the senior lender or lenders to waive compliance by SELLER with any financial covenants which may appear in any senior credit agreement, and which SELLER believes, in good faith, must be waived to avoid a default by SELLER. BUYER covenants and agrees that it will execute a Subordination Agreement in a form no less favorable to those senior lenders than that attached hereto as Exhibit C.


5.       WARRANTS.

                 (i) Under the circumstances set forth in this Section 5, SELLER shall issue three-year Warrants, prorated according to the principal amount of Debentures issued to each investor in connection with this placement, as follows: (a) the investors will receive Warrants to purchase one hundred thousand (100,000) shares of SELLER'S common stock at Closing; (b) if all Debentures are not redeemed by SELLER within sixty (60) days of Closing, the investors will receive Warrants to purchase an additional one hundred thousand (100,000) shares of SELLER'S common stock on the sixty-first (61st) day following Closing; (c) if all Debentures are not redeemed by SELLER within ninety (90) days of Closing, the investors will receive Warrants to purchase an additional one hundred thousand (100,000)shares of SELLER'S common stock on the ninety-first (91st) day following Closing; (d) if all Debentures are not redeemed by SELLER within one hundred twenty (120) days of Closing, the investors will receive Warrants to purchase an additional one hundred thousand (100,000) shares of SELLER'S common stock on the one hundred twenty-first (121st) day following Closing; and (e) if all

Mr. John MacGregor:                                            February 25, 1997
COMFORCE Corporation/Global Growth Limited                                Page 8



         Debentures are not redeemed by SELLER within one hundred fifty (150) days of Closing, the investors will receive Warrants to purchase an additional one hundred thousand (100,000) shares of SELLER'S common stock on the one hundred fifty-first (151st) day following Closing provided, however, that the number of Common Shares issuable upon exercise of the Warrants as set forth above shall be proportionally reduced in the event that either (i) less than $25,000,000 U.S. principal amount of Debentures are placed, or (ii) SELLER redeems less than all outstanding Debentures from time to time. The Warrants will have a strike price equal to the Market Price (defined as the average closing bid price of SELLER'S common stock, as reported by Bloomberg, L.P., over the five-day trading period ending on the day prior to the date in question) at Closing and will become exercisable on the six-month anniversary of Closing.

         (ii) In addition, if SELLER has not redeemed all Debentures within one hundred eighty (180) days of Closing, the investors shall receive additional three-year Warrants (the "Additional Warrants") to purchase five hundred thousand (500,000) shares of SELLER'S common stock on the one hundred eighty-first (181st) day following closing, prorated according to the principal amount of Debentures issued to each investor in connection with this placement; provided, however, that the number of Common Shares issuable upon exercise of the Additional Warrants shall be proportionally reduced in the event that either (i) less than $25,000,000 U.S. principal amount of Debentures are placed, or (ii) SELLER redeems less than all outstanding Debentures from time to time. The Additional Warrants will have a strike price equal to the Market Price on the 180th day following Closing and will be exercisable on the later of the issuance of the Additional Warrants or the effective date of the Registration Statement referred to below.

         (iii) In order to include the Common Shares underlying the Warrants and Additional Warrants in SELLER'S resale registration statement and notwithstanding the provisions of Sections 5(i) and 5(ii) above, SELLER may, at Closing, issue Warrants (the "Original Warrants") to purchase the maximum number of Common Shares that each investor could potentially become entitled to receive upon exercise of any Warrant or Additional Warrant, which Original Warrants shall provide for exercise upon satisfaction of the conditions to issuance as described in Sections 5(i) and 5(ii) above (the "Conditions"). SELLER shall retain the Original Warrants in its possession until such time as any of the applicable Conditions are satisfied, whereupon SELLER shall issue and deliver within two (2) business days a replacement Warrant or Additional Warrant, as the case may be, to each investor with respect to the Common Shares for which the Conditions are satisfied. The Warrants and Additional Warrants so issued shall be exercisable as to the

Mr. John MacGregor:                                            February 25, 1997
COMFORCE Corporation/Global Growth Limited                                Page 9




         number of Common Shares and at the price stated thereon, as determined pursuant to the terms of the Original Warrants and this Agreement.

6.       CONVERSION OF DEBENTURES, EXERCISE OF WARRANTS, AND ISSUANCE OF
         COMMON SHARES.

         (i) On or after the 181st day following Closing, BUYER may convert any outstanding Debentures into Common Shares or cash, at the option of the SELLER, in accordance with the terms set forth herein and the form of Debenture annexed hereto as Exhibit A;

         (ii) All of the Warrants shall be exercisable into Common Shares, on or after the 181st day following the Closing, in accordance with the terms of the Common Stock Purchase Warrant Certificate annexed hereto as Exhibit B; provided however, that the Additional Warrants, if any, shall be exercisable upon the later of the issuance of the Additional Warrants or the effective date of the Registration Statement referred to below;

         (iii) Upon conversion of the Debentures and exercise of the Warrants and Additional Warrants following effectiveness of a registration statement pursuant to Section 7 hereof, SELLER shall use its best efforts to issue and deliver to BUYER an unlegended certificate or certificates for the number of Common Shares to which BUYER shall be entitled within five (5) business days after BUYER has fulfilled all conditions required for conversion as set forth in this Agreement and annexed forms of Debenture and Common Stock Purchase Warrant Certificate made part of this Agreement (the "Deadline"). SELLER understands that a delay in the issuance of the Common Shares beyond the Deadline could result in economic loss to BUYER. As compensation to BUYER for such loss, and not as a penalty, SELLER agrees to pay liquidated damages to BUYER for late issuance of Common Shares upon conversion of the Debentures in the amount of one percent (1%) of the requested conversion amount per day, beginning on the seventh (7th) business day from the date of receipt by SELLER of a duly executed notice of conversion of the Debentures, provided that the original Debentures to be converted have been delivered to SELLER within such time period, all in accordance with this Agreement and the forms of Debenture annexed hereto, and the requirements of SELLER'S transfer agent. Said liquidated damages shall accrue each day through the date the Common Shares are issued to BUYER, and shall be paid by wire transfer to an account designated by BUYER upon the earlier to occur of (i) issuance of said Common Shares to BUYER, or (ii) each monthly anniversary of the receipt by SELLER of such BUYER'S notice of conversion. Nothing herein shall waive SELLER'S obligations to deliver Common Shares upon conversion of the Debentures or exercise of the Warrants or limit BUYER'S right to pursue actual damages for SELLER'S failure to issue and deliver Common Shares to BUYER in accordance with the terms of this Agreement.

Mr. John MacGregor:                                            February 25, 1997
COMFORCE Corporation/Global Growth Limited                               Page 10



         (iv) SELLER agrees that, in addition to any other remedies which may be available to BUYER, in the event SELLER fails for any reason to effect delivery to BUYER of certificates representing Common Shares within seven (7) business days following receipt by SELLER of a notice of conversion with respect to the Debentures or an election to purchase with respect to the Warrants and Additional Warrants, BUYER may revoke such notice of conversion or election to purchase by delivering a notice of such effect to SELLER, whereupon SELLER and BUYER shall each be restored to their respective positions immediately prior to delivery of such notice of conversion or election to purchase.


7. REGISTRATION. Subject to the terms of the Registration Rights Agreement annexed hereto, SELLER must register the Common Shares underlying the Debentures, Warrants and the Additional Warrants for resale with the U.S. Securities and Exchange Commission ("SEC"), and the registration statement therefor (the "Registration Statement") must be declared effective by the SEC on or before the day prior to the six-month anniversary of Closing (the "Required Effective Date"). In the event the Registration Statement has not been declared effective by the Required Effective Date (such situation referred to herein as "Late Registration"), SELLER shall pay to BUYER cash equal to 1% of the aggregate subscription price for the first month and 2% of the aggregate subscription price per month thereafter (the "Penalties") until the Registration Statement is declared effective, and as further provided in the Registration Rights Agreement annexed hereto. Provided that SELLER has reasonably used its best efforts to have the Registration Statement declared effective by the SEC prior to the Required Effective Date, BUYER shall have no other remedy for damages resulting solely from Late Registration for the period between Closing and the nine-month anniversary of Closing. Thereafter, BUYER shall be free to bring any action allowable in law or in equity against SELLER as a result of Late Registration, and the Penalties shall continue to apply until the Registration Statement has been declared effective by the SEC and SELLER has notified BUYER of that fact. These time periods, the Penalties, and other obligations under the Registration Rights Agreement annexed hereto may be extended or suspended under terms and conditions mutually agreed to in writing by SELLER and BUYER.


8. THIRD PARTY BENEFICIARY. The parties acknowledge and agree that Shoreline Pacific, the Institutional Division of Financial West Group ("Shoreline Pacific"), shall be deemed a third party beneficiary of SELLER'S agreements and representations set forth in this Agreement, entitled to enforce the terms thereof, and to indemnification for any damages resulting to Shoreline Pacific from any actual or threatened breach thereof by SELLER,

Mr. John MacGregor:                                            February 25, 1997
COMFORCE Corporation/Global Growth Limited                               Page 11



         both in Shoreline Pacific's personal capacity and, should Shoreline Pacific so elect, on behalf of BUYER.

9. CLOSING. Debentures shall be delivered to BUYER and the funds therefor shall be delivered to SELLER on or before February 27, 1997(the "Closing") or at such time to be mutually agreed.

10.      CONDITIONS TO CLOSING

         (i) BUYER understands that SELLER'S obligation to sell the Debentures is conditioned upon delivery into escrow or otherwise as agreed between BUYER and SELLER by BUYER of the amount set forth in
         Section 1 hereof.

         (ii) SELLER understands that BUYER'S obligation to purchase the Debentures is conditioned upon delivery of certificate(s) representing Debentures as described in Section 1(ii) hereto and provision of an opinion of counsel confirming the matters set out in Section 3(ii),
         (iii), (iv)(limited as to the best of SELLER'S counsel's opinion)and
         (v) above, in the form attached hereto as Exhibit D.

         (iii) SELLER understands that BUYER'S obligation to purchase the Debentures is conditioned upon SELLER and BUYER entering into a Registration Rights Agreement substantially in the form of Annex I hereto.

         (iv) SELLER understands that BUYER'S obligation to purchase the Debentures is contingent upon SELLER having consummated the sale of a total placement of at least $13 million in the aggregate of Debentures at Closing, inclusive of the Debentures being purchased by BUYER, each pursuant to the terms of this Agreement and the other agreements referred to herein, and similar such agreements with the other buyers of the Debentures.

         (v) SELLER, BUYER, Infinity Investors Ltd., and Seacrest Capital Ltd. shall have executed a letter agreement on the terms as discussed and agreed to between said parties prior to Closing.

         (vi) Currently with Closing, SELLER must complete the acquisition of RHO Company Incorporated on the terms and conditions as set forth in the Private Placement Memorandum prepared by SELLER and dated February 24, 1997. Buyer understands, however, that such acquisition is to be accomplished with the proceeds of the sale of the Debentures and must, as a result, occur after the Closing hereunder but on the same day.


11. GOVERNING LAW; INTERPRETATION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without

Mr. John MacGregor:                                            February 25, 1997
COMFORCE Corporation/Global Growth Limited                               Page 12



         giving effect to rules governing the conflict of laws. The parties jointly consent to personal jurisdiction in any state or federal court located in the state of New York, waive any objection as to jurisdiction or venue, and agree not to assert any defense based on lack of jurisdiction or venue. Facsimile signatures of this agreement shall be binding on all parties hereto.


IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

Official Signatory of BUYER:
GLOBAL GROWTH LIMITED

BY:/s/ JAMES E. MARTIN
   --------------------------
    James E. Martin
    Director

Official Signatory of SELLER:
COMFORCE CORPORATION


BY:/S/ ANDREW REIBEN
   --------------------------
    Andrew Reiben
    Chief Accounting Officer

                            SCHEDULE OF DIFFERENCES


     The Reporting Persons identified below have entered into separate contracts substantially identical in all material respects to the form filed herewith. Pursuant to General Instruction 2 to Item 601, the Reporting Persons hereby file this Schedule of Differences to identify the material details in which such documents differ from the form filed.


     EXHIBIT 99.7 - PRIVATE SECURITIES SUBSCRIPTION AGREEMENT (BRIDGE LOAN)


Name of Reporting Person                 Principal Amount of Debentures
------------------------                 ------------------------------

Infinity Investors Limited                            $3.0 M
Infinity Emerging Opportunities Limited               $1.0 M
Fairway Capital Limited                               $1.0 M
Global Growth Limited                               $500,000